Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
July 31, 2007	(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS SECOND QUARTER FINANCIAL RESULTS

Offshore Ultracapacitor Manufacturing Expected to Drive Margin Improvement

CONFERENCE CALL & WEBCAST AT 5 P.M. (EDT) TODAY, JULY 31, 2007 – DETAILS BELOW

SAN DIEGO, Calif.—Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $8.0 million or $0.45 per share, on revenue of $13.6 million for its second quarter ended June 30, 2007, compared with a net loss of $4.3 million, or $0.25 per share, on revenue of $12.8 million for the same period in 2006. The year-to-year comparison is affected by a non-cash $1.8 million negative swing in calculated fair value of conversion features of convertible debentures.

BOOSTCAP® ultracapacitor revenue increased 18 percent sequentially, from $3.3 million in Q107 to $3.9 million in Q207. David Schramm, who succeeded Richard Balanson as Maxwell’s president and chief executive officer on July 23, said the company expects ultracapacitor revenue to continue growing in the third quarter, based on strong recent sales and bookings activity.

“We are currently filling follow-on orders for a telecommunications power quality design win, and deliveries to our primary wind energy customer are returning to their historic run rate after dipping in the first and second quarters as a result of non-ultracapacitor-related production issues,” Schramm said. “We are also seeing increased order activity with heavy vehicle OEMs in North America and Europe, and are expecting new orders for heavy vehicle systems in China, now that our BOOSTCAP products have been certified for transportation applications by the Chinese government.”

Schramm noted that the company’s high voltage capacitor and microelectronics product lines continued their steady recent performance, combining for sales of $9.7 million in Q207. Other significant recent developments include:

•

Announcement of a development relationship with Valeo, a leading Tier I supplier to automakers worldwide, for incorporation of BOOSTCAP ultracapacitors into Valeo’s new “micro hybrid” stop-start and braking energy recuperation system for autos.

•

Successful transition of all of the company’s large cell ultracapacitor production and most of its multi-cell module assembly to its contract manufacturing partner in China, which is expected to reduce both manufacturing cost and overhead expenses in coming quarters.

•	Selection of Maxwell’s BOOSTCAP 390-volt heavy transportation module for braking energy recuperation and torque assist in Azure Dynamics’ latest hybrid shuttle bus drive train.
•	Completion of a patent license agreement with Enercon GmbH, clearing the way for Maxwell to market BOOSTCAP ultracapacitor products to wind turbine manufacturers worldwide.

“New ultracapacitor products introduced over the past several quarters are enabling us to provide solutions for a much wider range of strategic transportation and industrial applications,” Schramm said. “We expect increasing sales, substantial cost reductions through offshore manufacturing and concurrent expense reductions in our U.S. and Swiss operations to contribute to improved operating performance in the second half of the year.”

Gross margin declined sequentially, from 27 percent in Q107 to 20 percent in Q207, reflecting nearly $1 million of negative impacts mainly attributable to less favorable revenue mix and one-time expenses associated with completing the transition to offshore manufacturing and shutting down large cell ultracapacitor production in the San Diego facility. Augmented by the sale of 1.15 million shares of common stock in May, cash and investments in marketable securities totaled $21.3 million as of June 30, 2007, compared with $10.1 million as of March 31, 2007. Complete financial statements will be available within the next few days with the filing of the company’s Quarterly Report on Form 10-Q with the Securities & Exchange Commission.

-more-

MAXWELL REPORTS SECOND QUARTER FINANCIAL RESULTS

Schramm, Balanson and Tim Hart, Maxwell’s chief financial officer, will conduct a conference call and simultaneous webcast to discuss second quarter financial results and the outlook for the balance of 2007 at 5 p.m. (EDT) today. The call may be accessed by dialing toll-free, (800) 909-7113 from the U.S. and Canada, or (785) 830-1914 for international callers. The webcast may be accessed in the Calendar section the company’s web site via the following link: http://www.maxwell.com/investors/index.asp, and a subsequent replay will be available in the Presentation Archive for approximately 90 days.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements—Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	the company’s history of losses and uncertainty about its ability to achieve or maintain profitability, or to obtain sufficient capital to finance its operations;
•	development and acceptance of products based on new technologies;
•	demand for original equipment manufacturers’ products reaching anticipated levels;
•	general economic conditions in the markets served by the company’s products;
•	cost-effective manufacturing and the success of outsourced manufacturing;
•	the impact of competitive products and pricing;
•	risks and uncertainties involved in foreign operations, including the impact of currency fluctuations;
•	product liability or warranty claims in excess of reserves.

For further information regarding risks and uncertainties associated with Maxwell’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Maxwell’s investor relations department at (858) 503-3434 or at our investor relations website: http://www.maxwell.com/investors/sec-filing.asp. All information in this release is as of July 31, 2007. The company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the company’s expectations.

# # #

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Products	$13,341	$12,148	$25,625	$24,119
License fees	281	615	553	615

Total revenues	13,622	12,763	26,178	24,734
Cost of sales	10,930	10,402	20,073	18,861

Gross profit	2,692	2,361	6,105	5,873

Operating expenses (income):
Selling, general and administrative	5,018	3,912	10,073	8,175
Research and development	3,094	2,384	5,911	4,590
Amortization of other intangibles	65	19	84	38
Loss (gain) on disposal of property and equipment	11	—	52	(66)

Total operating expenses	8,188	6,315	16,120	12,737

Loss from operations	(5,496)	(3,954)	(10,015)	(6,864)

Interest expense, net	(310)	(65)	(629)	(71)
Amortization of debt discount and prepaid costs	(904)	(904)	(1,808)	(1,808)
Gain (loss) on embedded derivatives and warrants	(1,426)	400	73	(3,100)
Other income (expense), net	109	(67)	205	(98)

Loss from continuing operations before income taxes	(8,027)	(4,590)	(12,174)	(11,941)
Income tax provision (benefit)	(59)	(11)	(158)	164

Loss from continuing operations	(7,968)	(4,579)	(12,016)	(12,105)
Discontinued operations:
Income from discontinued operations, net of tax	—	258	—	333

Net loss	$(7,968)	$(4,321)	$(12,016)	$(11,772)

Net loss per common share—basic and diluted:
Loss from continuing operations	$(0.45)	$(0.27)	$(0.69)	$(0.72)
Income from discontinued operations, net of tax	—	0.02	—	0.02

Net loss per common share	$(0.45)	$(0.25)	$(0.69)	$(0.70)

Shares used in computing net loss per common share—basic and diluted	17,710	16,831	17,399	16,741

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,585	$8,159
Investments in marketable securities	698	3,228
Trade and other accounts receivable, net	10,204	9,749
Inventories, net	15,770	14,894
Prepaid expenses and other current assets	1,611	1,596

Total current assets	40,868	37,626

Property and equipment, net	14,659	13,621
Other intangible assets, net	2,589	1,395
Goodwill	19,661	19,786
Prepaid pension asset	10,617	10,371
Restricted cash	8,000	8,000
Other non-current assets	640	870

	$97,034	$91,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,834	$9,383
Accrued warranty	735	795
Accrued employee compensation	2,778	2,543
Short-term borrowings and current portion of long-term debt	12,963	5,688
Deferred tax liability—current portion	392	392
Net liabilities of discontinued operations	—	63

Total current liabilities	25,702	18,864

Deferred tax liability, long-term	2,156	2,545
Convertible debentures and long-term debt, excluding current portion	18,550	22,527
Stock warrants	1,930	1,850
Other long-term liabilites	417	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 18,701 and 17,261 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	1,858	1,726
Additional paid-in capital	155,607	141,294
Accumulated deficit	(116,371)	(104,361)
Accumulated other comprehensive income	7,185	7,224

Total stockholders’ equity	48,279	45,883

	$97,034	$91,669